Exhibit (a)(1)(i)

OFFER TO PURCHASE

SunPower Corporation

Offer to Purchase for Cash Any and All Outstanding 0.875% Senior Convertible Debentures due 2021

CUSIP No. 867652 AJ8

with respect to the 0.875% Senior Convertible Debentures due 2021 held in book-entry form through DTC

CUSIP No. 867652 AH2

with respect to the 0.875% Senior Convertible Debentures due 2021 held by Total Solar INTL SAS

THE OFFER (AS DEFINED BELOW) WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME (THE LAST MINUTE OF THE DAY), ON DECEMBER 22, 2020, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”). HOLDERS (AS DEFINED BELOW) WHOSE CONVERTIBLE DEBENTURES (AS DEFINED BELOW) ARE ACCEPTED FOR PURCHASE PURSUANT TO THE OFFER WILL BE ENTITLED TO RECEIVE THE CONSIDERATION (AS DEFINED BELOW) PLUS ACCRUED INTEREST (AS DEFINED BELOW). TENDERS OF CONVERTIBLE DEBENTURES MAY BE WITHDRAWN PRIOR TO THE EXPIRATION TIME, BUT NOT THEREAFTER.

SunPower Corporation (“SunPower,” the “Company,” “we,” “us,” or “our”) hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and in the related letter of transmittal (the “Letter of Transmittal”), to purchase any and all of the outstanding $301,583,000 principal amount of its 0.875% Senior Convertible Debentures due 2021 (the “Convertible Debentures”) that are validly tendered and not validly withdrawn prior to the Expiration Time, for cash in an amount equal to $1,000 per $1,000 principal amount of Convertible Debentures purchased (the “Consideration”). The Company refers to the offer to purchase the Convertible Debentures as the “Offer”.

The Company’s obligation to accept for payment, and to pay for, any Convertible Debentures validly tendered pursuant to the Offer is subject to satisfaction or waiver of all the conditions described in this Offer to Purchase. The conditions to the Offer are for the sole benefit of the Company and may be asserted by the Company, regardless of the circumstances giving rise to any such condition and may be waived by the Company, in whole or in part, at any time and from time to time, in the sole discretion of the Company. See “Conditions to the Offer.”

The Offer is open to all holders of record of Convertible Debentures (each, a “Holder” and, collectively, “Holders”). If a Holder validly tenders its Convertible Debentures prior to the Expiration Time and the Company accepts such Convertible Debentures for payment, upon the terms and subject to the conditions of the Offer, the Company will also pay to such Holder all accrued and unpaid interest on such Convertible Debentures from and including the last interest payment date prior to the Expiration Time (December 1, 2020) up to, but not including, the Payment Date (as defined herein) (“Accrued Interest”). No tenders will be valid if submitted after the Expiration Time.

Any Holder desiring to tender, and any beneficial owner of Convertible Debentures desiring that the Holder tender, all or any portion of such Holder’s Convertible Debentures must comply with the procedures for tendering Convertible Debentures set forth herein in “Procedures for Tendering and Withdrawing Convertible Debentures” and in the Letter of Transmittal.

Total Solar INTL SAS (“Total,” formerly Total Solar International SAS, of which the Company is a majority-owned subsidiary) is entitled to participate in the Offer on the same basis as all other Holders of the Convertible Debentures and may, but is under no obligation to, do so. An aggregate principal amount of $193,561,000 of the Convertible Debentures was held by Total as of November 23, 2020. Total has advised the Company that, although no final decision has been made, it does intend to participate in the Offer, though the Company does not know the extent of Total’s intended participation. There can be no assurance that Total will in fact tender or sell its Convertible Debentures.

See “Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Convertible Debentures” in this Offer to Purchase.

Any questions or requests for assistance concerning the Offer may be directed to BofA Securities, Inc. (the “Dealer Manager”) or D. F. King & Co., Inc. (the “Information Agent”) at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or any other related documents may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Beneficial owners of Convertible Debentures should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. D. F. King & Co., Inc. is also acting as depositary (in such capacity, the “Depositary”) with respect to the Convertible Debentures held in book-entry form through The Depository Trust Company (“DTC”) (such Convertible Debentures, the “book-entry Convertible Debentures”) in connection with the Offer.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS (OR COMMITTEE THEREOF), THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION IN CONNECTION WITH THE OFFER. YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE, INCLUDING OUR REASONS FOR THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. EACH HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER TO TENDER ITS CONVERTIBLE DEBENTURES AND, IF SO, THE PRINCIPAL AMOUNT OF THE CONVERTIBLE DEBENTURES TO TENDER.

THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Manager for the Offer is:

BofA Securities

November 24, 2020

IMPORTANT INFORMATION

Upon the terms and subject to the satisfaction or waiver of all conditions set forth herein and in the Letter of Transmittal, the Company will notify the Depositary, promptly after the Expiration Time, of which Convertible Debentures tendered are accepted for payment pursuant to the Offer. If a Holder validly tenders its Convertible Debentures prior to the Expiration Time and does not validly withdraw its Convertible Debentures prior to the Expiration Time and the Company accepts such Convertible Debentures for payment, the Company will pay such Holder the Consideration and Accrued Interest for such Convertible Debentures on the Payment Date (as defined below). Convertible Debentures accepted for purchase pursuant to the Offer will be accepted only in principal amounts of $1,000 or an integral multiple thereof. Holders who do not tender all of their Convertible Debentures must ensure that they retain a principal amount of Convertible Debentures equal to or greater than $1,000.

Notwithstanding any other provisions of the Offer, the Company’s obligation to accept for payment, and to pay for, any Convertible Debentures validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction or waiver of all conditions set forth herein. See “Conditions to the Offer.”

Payment for the book-entry Convertible Debentures will be made by the deposit of immediately available funds by the Company with the Depositary or, at its direction, DTC, promptly following the Expiration Time, and is expected to be within three (3) business days following the Expiration Time (the date of payment with respect to the Offer being referred to herein as the “Payment Date”). Payment for any validly tendered and not validly withdrawn Convertible Debentures held in certificated form (the “certificated Convertible Debentures”) will be made directly by the Company to the relevant Holder on the Payment Date. The Depositary, or, at its direction, DTC, will act as agent for the tendering Holders of book-entry Convertible Debentures for the purpose of receiving payments from the Company and transmitting such payments to such Holders. See “Acceptance for Payment and Payment.”

Subject to compliance with applicable law, the Company expressly reserves the right, in its sole discretion, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Convertible Debentures tendered in the Offer if certain events described under “Conditions to the Offer” occur, (ii) waive or modify in whole or in part any or all of the conditions of the Offer prior to any acceptance for payment for Convertible Debentures, (iii) extend the Expiration Time to a later date and/or time as announced by the Company or (iv) otherwise amend the terms of the Offer in any respect (subject to requirements under Rule 13e-4 and 14e-1 under the Exchange Act of 1934, as amended (the “Exchange Act”)). Any extension, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. The foregoing rights are in addition to the Company’s right to delay the acceptance for payment for Convertible Debentures tendered pursuant to the Offer, or the payment for Convertible Debentures accepted for payment, in order to permit any or all conditions to the Offer to be satisfied or waived or to comply in whole or in part with any applicable law, subject, in each case, however, to Rules 13e-4 and 14e-1 under the Securities Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

In the event that the Offer is terminated, withdrawn or otherwise lawfully not consummated, the Consideration and Accrued Interest will not be paid or become payable to Holders who have validly tendered their Convertible Debentures pursuant to the Offer. In any such event, the Convertible Debentures previously tendered pursuant to the Offer will be promptly returned to the tendering Holders.

From time to time after the tenth (10th) business day following the Expiration Time or other date of termination of the Offer, the Company or its affiliates may acquire any Convertible Debentures that are not tendered pursuant to the Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as the Company or any such affiliate may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase Convertible Debentures until ten (10) business days after the expiration or termination of the Offer, other than the Company’s purchases of Convertible Debentures in connection with the Offer. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company or its affiliates will choose to pursue in the future.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL AND RELATED DOCUMENTS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE OR REVISE ANY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN.

THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE IN ANY JURISDICTION, DOMESTIC OR FOREIGN, IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER UNDER APPLICABLE SECURITIES OR “BLUE SKY” LAWS.

THIS OFFER TO PURCHASE CONTAINS AND INCORPORATES BY REFERENCE IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

The book-entry Convertible Debentures are represented by one or more global certificates registered in the name of Cede & Co., the nominee of DTC, and held in book-entry form through DTC. DTC facilitates the clearance and settlement of securities transactions through electronic book-entry changes in accounts of DTC participants. The Convertible Debentures held by Total are held in certificated form.

Only Holders—i.e., record owners, as reflected on the Company’s registry of ownership—are entitled to tender Convertible Debentures. A beneficial owner of the Convertible Debentures that are held of record by a broker, dealer, commercial bank, trust company or other nominee must instruct such broker, dealer, commercial bank, trust company or other nominee to tender the Convertible Debentures on the beneficial owner’s behalf.

DTC has authorized DTC participants that hold Convertible Debentures on behalf of beneficial owners of Convertible Debentures to tender their Convertible Debentures as if they were Holders. The Depositary and DTC have confirmed that the Offer is eligible for DTC’s Automated Tender Offer Program (“ATOP”). Accordingly, to effect such a tender of Convertible Debentures, DTC participants must tender their Convertible Debentures to DTC through ATOP and follow the procedures set forth in “Procedures for Tendering and Withdrawing Convertible Debentures.” Holders desiring to tender their Convertible Debentures on the day when the Expiration Time occurs should be aware that they must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such day. For the Holder of certificated Convertible Debentures, the Holder must complete and sign the accompanying Letter of Transmittal or a facsimile copy of the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Company, and deliver the certificates for the tendered Convertible Debentures to the Company. Unless book-entry Convertible Debentures are tendered pursuant to DTC’s ATOP, a tendering Holder must complete and sign the accompanying Letter of Transmittal or a facsimile copy of the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary.

Tendering Holders will not be obligated to pay brokerage fees or commissions or the fees and expenses of the Dealer Manager, the Information Agent or the Depositary. See “Dealer Manager, Information Agent and Depositary.”

There are no guaranteed delivery provisions provided for by the Company in connection with the Offer under the terms of this Offer to Purchase or any other related documents. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Time. If you hold your Convertible Debentures through a broker, dealer, commercial bank, trust company or other nominee, you should be aware that such entity may establish its own earlier deadlines for participation in the Offer. Tenders not completed prior to the Expiration Time will be disregarded and of no effect (unless the Offer has been extended and such tenders are completed prior to the expiration of the extended Offer). Holders must tender their Convertible Debentures in accordance with the procedures set forth herein.

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SUMMARY TERM SHEET

The following summary is provided solely for the convenience of Holders of the Convertible Debentures. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere or incorporated by reference in this Offer to Purchase and any supplements hereto or thereto. To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully this Offer to Purchase and the other related materials that constitute part of the Offer in their entirety. Each of the capitalized terms used in this summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

The Company	SunPower Corporation, a Delaware corporation.

The Convertible Debentures	0.875% Senior Convertible Debentures due 2021 of the Company. See “Impact of the Offer on Rights of the Holders of the Convertible Debentures.”

The Offer	The Company is offering to purchase, upon the terms and subject to the conditions described herein, any and all of the Convertible Debentures validly tendered and not validly withdrawn prior to the Expiration Time, in each case for the Consideration and Accrued Interest for such Convertible Debentures on the Payment Date. See “The Offer.”

Purpose of the Offer; Source and Amount of Funds	The purpose of the Offer is to purchase any and all of the outstanding Convertible Debentures in order to retire the debt associated with the Convertible Debentures. The Company expects to fund purchases of Convertible Debentures tendered in the Offer with cash on hand, including the cash proceeds from sales in the fourth quarter of 2020 of up to one million of its shares of Enphase Energy, Inc. (“Enphase”) common stock, to maintain an appropriate cash balance following the Offer. See “The Offer—Purpose of the Transaction” and “The Offer—Source and Amount of Funds.”

Consideration; Accrued Interest	The Consideration offered is cash in an amount equal to $1,000 per $1,000 principal amount of Convertible Debentures purchased in the Offer. If a Holder validly tenders and does not validly withdraw its Convertible Debentures prior to the Expiration Time and the Company accepts such Convertible Debentures for payment, the Company will pay such Holder the Consideration and Accrued Interest for such Convertible Debentures on the Payment Date. With respect to any Convertible Debentures purchased in the Offer, “Accrued Interest” means unpaid interest accrued on such Convertible Debentures pursuant to their terms up to, but not including, the Payment Date. See “The Offer.”

Payment Date	The Payment Date for the Offer is expected to be promptly after the Expiration Time. The Company expects payment to be made within three (3) business days of the Expiration Time. See “Acceptance for Payment and Payment.”

Expiration Time	The Offer will expire at midnight, New York City time (the last minute of the day), on December 22, 2020, unless extended or earlier terminated by the Company. See “The Offer—Expiration Time; Extension; Amendment; Termination.”

Conditions to the Offer	Notwithstanding any other provision of the Offer, the Company’s obligation to accept for payment, and pay for, any Convertible Debentures validly tendered and not validly withdrawn pursuant to the Offer is conditioned on satisfaction of all of the conditions described herein. The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Convertible Debentures tendered in the Offer if certain events described under “Conditions to the Offer” occur, (ii) waive or modify in whole or in part any or all of the conditions of the Offer prior to any acceptance for payment of Convertible Debentures, (iii) extend the Expiration Time to a later date and time as announced by the Company or (iv) otherwise amend the terms of the Offer in any respect (subject to requirements under Rule 13e-4 and 14e-1 under the Exchange Act).

The Company also reserves the right, in its sole discretion, to delay the acceptance for payment for Convertible Debentures tendered in the Offer, or to delay the payment for Convertible Debentures so accepted, in order to permit any or all conditions of the Offer to be satisfied or waived or to comply in whole or in part with any applicable law, subject in each case, however, to Rules 13e-4 and 14e-1 under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer. See “Conditions to the Offer.”

Procedures for Tendering and Withdrawing Convertible Debentures	The book-entry Convertible Debentures are represented by one or more global certificates registered in the name of Cede & Co., the nominee DTC, and held in book-entry form through DTC. DTC facilitates the clearance and settlement of securities transactions through electronic book-entry changes in accounts of DTC participants. The Convertible Debentures held by Total are held in certificated form.

Only a person who is the record owner of a Convertible Debenture, as reflected in the Company’s registry of ownership, is the Holder of that Convertible Debentures and is entitled to tender that Convertible Debenture in the Offer. Beneficial owners of Convertible Debentures who hold their interests through a nominee or other person are not the Holders of those Convertible Debentures and, if they wish such Convertible Debentures to be tendered in the Offer, they must arrange for the Holders to effect the tender for them.

Any beneficial owner who holds book-entry Convertible Debentures and who desires that the Convertible Debentures be tendered should request the owner’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the owner prior to the Expiration Time. If the Convertible Debentures are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased certificated Convertible Debentures are to be issued to a person other than the registered Holder, the certificates or the Letter of Transmittal, as applicable, must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name of the registered Holder appears on the certificate or exactly as such DTC participant’s name appears on a security position listing as the owner of the Convertible Debentures, as applicable, with the signature on the certificates or bond powers guaranteed as described below. See “Procedures for Tendering and Withdrawing Convertible Debentures—Tendering Convertible Debentures.”

The Depositary will (promptly after the date of this Offer to Purchase) establish accounts at DTC for purposes of the Offer with respect to the Convertible Debentures, and any financial institution that is a DTC Participant may make book-entry delivery of Convertible Debentures into the Depositary’s account through ATOP. For certificated Convertible Debentures, the certificates for tendered Convertible Debentures must be received by the Company at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time.

There are no guaranteed delivery provisions provided for by the Company in connection with the Offer under the terms of this Offer to Purchase or any other related documents. Accordingly, Holders must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Time. Holders that hold Convertible Debentures through a broker, dealer, commercial bank, trust company or other nominee should be aware that such entity may establish its own earlier deadlines for participation in the Offer. See “Procedures for Tendering and Withdrawing Convertible Debentures—No Guaranteed Delivery.”

Holders may withdraw their tendered Convertible Debentures at any time prior to the Expiration Time. After the Expiration Time, tendered Convertible Debentures may not be withdrawn except in the limited circumstances described herein. See “Procedures for Tendering and Withdrawing Convertible Debentures—Withdrawal of Tenders; Absence of Appraisal Rights.”

For further information, call the Depositary, Information Agent or the Dealer Manager, or consult your broker, dealer, commercial bank or trust company for assistance.

Untendered and/or Unpurchased Convertible Debentures

Convertible Debentures not tendered and/or accepted for payment pursuant to the Offer will remain outstanding. Although the Company has no obligation to do so, the Company may effect a satisfaction and discharge of the indenture governing the Convertible Debentures or otherwise purchase and/or redeem the untendered Convertible Debentures in any lawful manner available to the Company, subject to the terms of the indenture governing the Convertible Debentures. See “Additional Considerations Concerning the Offer.” Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase Convertible Debentures, other than the Company’s purchases of Convertible Debentures in connection with the Offer, until ten (10) business days after the expiration or termination of the Offer.

Acceptance for Payment and Payment	Upon the terms and subject to the conditions set forth herein, the Company will, promptly after the Expiration Time, accept for payment any and all outstanding Convertible Debentures validly tendered and not validly withdrawn prior to the Expiration Time. If a Holder validly tenders and does not validly withdraw its Convertible Debentures prior to the Expiration Time and the Company accepts such Convertible Debentures for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Convertible Debentures on the Payment Date, which is expected to be within three (3) business days of the Expiration Time.

Payments for book-entry Convertible Debentures and that are accepted for payment will be made on the Payment Date by the deposit of immediately available funds by the Company with the Depositary, or upon the Depositary’s instructions, DTC. The Depositary, or DTC, as the case may be, will act as agent for the tendering Holders of book-entry Convertible Debentures for the purpose of receiving payments from the Company and transmitting such payments to such Holders. Payment for any validly tendered and not validly withdrawn certificated Convertible Debentures will be made directly by the Company to the relevant Holder on the Payment Date. Any Convertible Debentures validly tendered and accepted for payment pursuant to the Offer will be cancelled. Any Convertible Debentures tendered but not accepted for payment pursuant to the Offer will be returned to the Holders promptly after the Expiration Time. See “Acceptance for Payment and Payment.”

Certain U.S. Federal Income Tax Considerations	For a discussion of certain U.S. federal income tax considerations relating to the Offer, see “Certain U.S. Federal Income Tax Considerations.”

Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Convertible Debentures	Total is entitled to participate in the Offer upon the same terms, and subject to the same conditions, as all other Holders of the Convertible Debentures and may, but is under no obligation to, do so. An aggregate principal amount of $193,561,000 of the Convertible Debentures was held by Total as of November 23, 2020. See “Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Convertible Debentures.”

Brokerage Commission	No brokerage commissions are payable by Holders to the Dealer Manager, the Information Agent, the Company, the Trustee or the Depositary.

Dealer Manager	BofA Securities, Inc.

Depositary	D. F. King & Co., Inc.

Information Agent	D. F. King & Co., Inc.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov. In addition, our filings are available to the public free of charge on our corporate website at www.us.sunpower.com. Except for documents incorporated by reference into this Offer to Purchase, information contained in, or that can be accessed through, our website, will not be considered a part of this Offer to Purchase.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the SEC with respect to the Company are incorporated herein by reference and shall be deemed to be a part hereof (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules) (the “Incorporated Documents):

•	Our Annual Report on Form 10-K for the fiscal year ended December 29, 2019 filed on February 18, 2020;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 29, 2020, June 28, 2020 and September 27, 2020;

•

Our Current Reports on Form 8-K filed on February 20, 2020; March 25, 2020 (Item 5.02 only); April 1, 2020; April 20, 2020 (Item 5.02 only); May 19, 2020; July 9, 2020; July 20, 2020; July 27, 2020 (Item 5.02 only); August 3, 2020; and August 27, 2020; and

•

portions of our Definitive Proxy Statement on Schedule 14A filed on April 3, 2020 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 29, 2019.

The information contained in each of the documents listed above speaks only as to the date of such document. Any statement contained herein or contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any other subsequently filed document or report that also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

Statements contained in this Offer to Purchase as to the contents of any contract or other document referred to in this Offer to Purchase do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. References herein to the Offer to Purchase include all Incorporated Documents as incorporated herein, unless the context otherwise requires.

Certain sections of this Offer to Purchase are incorporated by reference in and constitute part of the Schedule TO filed by the Company with the SEC on November 24, 2020 pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder. The sections so incorporated are identified in the Schedule TO.

The Company will promptly provide without charge to each person to whom this Offer to Purchase is delivered, upon written or oral request, copies of any or all documents and reports described above and incorporated by reference into this Offer to Purchase (other than exhibits to such documents, unless such documents are specifically incorporated by reference). Written or telephone requests for such copies should be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase contain forward-looking statements. Forward-looking statements are statements that do not represent historical facts or the assumptions underlying such statements. We use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “will,” “would,” and similar expressions to identify forward-looking statements. Forward-looking statements in this Offer to Purchase and the information incorporated by reference in this prospectus and any prospectus supplement include, but are not limited to, our plans and expectations regarding future financial results, expected operating results, business strategies, the sufficiency of our cash and our liquidity, projected costs and cost reduction measures, development of new products and improvements to our existing products, the impact of recently adopted accounting pronouncements, our manufacturing capacity and manufacturing costs, the adequacy of our agreements with our suppliers, our ability to monetize our solar projects, legislative actions and regulatory compliance, competitive positions, management’s plans and objectives for future operations, our ability to obtain financing, our ability to comply with debt covenants or cure any defaults, our ability to repay our obligations as they come due, our ability to continue as a going concern, trends in average selling prices, the success of our joint ventures and acquisitions, warranty matters, outcomes of litigation, our exposure to foreign exchange, interest and credit risk, general business and economic conditions in our markets, industry trends, the impact of changes in government incentives, expected restructuring charges, risks related to privacy and data security, statements regarding the anticipated impact on our business of the COVID-19 pandemic and related public health measures, macroeconomic trends and uncertainties, and the likelihood of any impairment of project assets, long-lived assets, and investments. Such statements are based on current expectations and are subject to risks, uncertainties, and changes in condition, significance, value, and effect, including without limitation those discussed under the heading “Risk Factors” in the documents we file from time to time with the SEC, such as our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Such risks, uncertainties, and changes in condition, significance, value, and effect could cause our actual results to differ materially from those expressed in this prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement, and in ways not readily foreseeable. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based on information currently and reasonably known to us. We do not undertake any obligation to release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances that occur after the date hereof or to reflect the occurrence or effect of anticipated or unanticipated events.

ABOUT THE COMPANY

SunPower is a leading solar energy company that delivers complete solar solutions to customers primarily in United States and Canada through an array of hardware, software, and financing options, and “Smart Energy” solutions. Our Smart Energy initiative is designed to add layers of intelligent control to homes, buildings and grids—all personalized through easy-to-use customer interfaces. We are a leader in the U.S. downstream Distributed Generation (“DG”) market, providing an affordable and sustainable source of electricity compared to traditional utility energy to residential homeowners and commercial customers through multiple financial offerings. Our sales channel includes a strong network of dealers and resellers that operate in both residential and commercial markets.

On August 26, 2020, SunPower completed the previously announced spin-off (the “Spin-Off”) of Maxeon Solar Technologies, Ltd., a Singapore public company limited by shares (“Maxeon Solar”), consisting of certain non-U.S. operations and assets of our former SunPower Technologies business unit. The Spin-Off was completed by way of a pro rata distribution of all of the then-issued and outstanding ordinary shares, no par value, of Maxeon Solar to holders of record of SunPower’s common stock as of the close of business on August 17, 2020.

In connection with the Spin-Off, SunPower reorganized its business into new segments to align its focus on the U.S. downstream DG market and a new business model driven by financial offerings, solar energy storage, solutions and software services. SunPower now operates under two segments: (i) the Residential, Light Commercial segment, which refers to sales of solar energy solutions previously included in the legacy SunPower Energy Services segment, including sales to our third-party dealer network and resellers, storage solutions, cash sales and long-term leases directly to end customers and (ii) the Commercial and Industrial Solutions segment, which refers to direct sales of turn-key engineering, procurement and construction services, and sales of energy under power purchase agreements.

THE OFFER

Introduction

The Company hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase, to purchase for cash any and all of the Convertible Debentures that are validly tendered and not validly withdrawn prior to the Expiration Time for the Consideration of $1,000 per $1,000 principal amount of the Convertible Debentures so purchased, plus Accrued Interest on such Convertible Debentures.

Upon the terms and subject to the satisfaction or waiver of all conditions set forth herein, the Company will, promptly after the Expiration Time, accept for payment any and all Convertible Debentures validly tendered and not validly withdrawn prior to the Expiration Time. If a Holder validly tenders its Convertible Debentures prior to the Expiration Time and does not validly withdraw its Convertible Debentures prior to the Expiration Time and the Company accepts such Convertible Debentures for payment, the Company will pay such Holder the Consideration and Accrued Interest for such Convertible Debentures on the Payment Date, which is expected to be within three (3) business days of the Expiration Time.

Convertible Debentures accepted for payment pursuant to the Offer will be accepted only in principal amounts of $1,000 or an integral multiple thereof.

Consideration; Accrued Interest

The Consideration for the Convertible Debentures accepted for payment will be paid on the Payment Date, which is expected to be promptly after the Expiration Time. For book-entry Convertible Debentures accepted for payment, payments will be made by the deposit of immediately available funds by the Company with the Depositary, or upon the Depositary’s instructions, DTC. The Depositary, or DTC, as the case may be, will act as agent for the tendering Holders of book-entry Convertible Debentures for the purpose of receiving payments from the Company and transmitting such payments to such Holders. For certificated Convertible Debentures accepted for payment, payments will be made directly by the Company to the relevant Holder. See “Acceptance for Payment and Payment.”

Tenders of Convertible Debentures pursuant to the Offer may be validly withdrawn at any time prior to the Expiration Time by following the procedures described herein. If Holders validly withdraw previously tendered Convertible Debentures, such Holders will not receive the Consideration, unless such Convertible Debentures are validly retendered and not again withdrawn prior to the Expiration Time (and the Company accepts the Convertible Debentures for payment, upon the terms and subject to the conditions of the Offer).

Holders whose Convertible Debentures are accepted for payment pursuant to the Offer will be entitled to receive Accrued Interest on those Convertible Debentures—i.e., unpaid interest that has accrued on those Convertible Debentures pursuant to their terms from the last semi-annual interest payment date prior to the Expiration Time (December 1, 2020) up to, but excluding, the Payment Date. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Convertible Debentures.

Expiration Time; Extension; Amendment; Termination

The term “Expiration Time” means midnight, New York City time (the last minute of the day), at the end of December 22, 2020 unless and until the Company shall, in its sole discretion, have extended this time, in which event the term “Expiration Time” shall mean the new time and date as determined by the Company. The Company may extend the Expiration Time for any purpose, including to permit the satisfaction or waiver of all conditions to the Offer or for any other reason. In order to extend the Expiration Time, the Company will notify DTC and will make a public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Any such announcement will state that the Company is extending the Offer for a specified period or on a daily basis. Without limiting the manner in which the Company may choose to make a public announcement of any extension of the Offer, the Company will not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such public announcement other than issuing a timely press release.

The Company’s obligation to accept for payment, and pay for, any Convertible Debentures validly tendered and not validly withdrawn prior to the Expiration Time is conditioned on satisfaction or waiver of all the conditions described herein. See “Conditions to the Offer.”

The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Convertible Debentures tendered in the Offer if certain events described under “Conditions to the Offer” occur, (ii) waive or modify in whole or in part any or all of the conditions of the Offer prior to any acceptance for payment for Convertible Debentures, (iii) extend the Expiration Time or (iv) otherwise amend the terms of the Offer in any respect (subject to requirements under Rule 13e-4 and 14e-1 under the Exchange Act). Any extension, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make such announcement, the Company will not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than issuing a timely press release.

If the Company extends the Offer or delays its acceptance for payment of, or payment for, any Convertible Debentures tendered in the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may retain tendered book-entry Convertible Debentures on behalf of the Company or the Company may retain tendered certificated Convertible Debentures. However, the ability of the Company to delay acceptance for payment of, or payment for, Convertible Debentures that are validly tendered and not withdrawn prior to the Expiration Time is limited by Rules 13e-4 and 14e-1(c) under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of Holders promptly after the termination or withdrawal of a tender offer.

If the Company makes a material change in the terms and conditions of the Offer or the information concerning the Offer, the Company will disseminate additional offering materials and extend the Offer to the extent required by law, including Rule 13e-4 and 14e-1 under the Exchange Act.

Purpose of the Transaction

The purpose of the Offer is to purchase the Convertible Debentures in order to retire the debt associated with the Convertible Debentures. Any Convertible Debentures the Company purchases in the Offer will be cancelled.

Source and Amount of Funds

The total amount of funds required to purchase all of the outstanding $301,583,000 aggregate principal amount of the Convertible Debentures at a price equal to $1,000 per $1,000 principal amount is $301,583,000. In addition, the Company will pay Accrued Interest on any Convertible Debentures purchased in the Offer and pay related fees and expenses in connection therewith.

As of September 27, 2020, the Company had unrestricted cash and cash equivalents of $324.7 million and owned 4.5 million shares of common stock of Enphase. The Company intends to use proceeds from sales of up to one million of its shares of Enphase common stock, together with cash on hand, to purchase Convertible Debentures tendered in the Offer and to pay Accrued Interest and fees and expenses and expects to maintain an appropriate cash balance following the Offer.

PROCEDURES FOR TENDERING AND WITHDRAWING CONVERTIBLE DEBENTURES

The tender of Convertible Debentures pursuant to the Offer and in accordance with the procedures described below will constitute a valid tender of Convertible Debentures. If a Holder validly tenders its Convertible Debentures prior to the Expiration Time and does not validly withdraw its Convertible Debentures prior to the Expiration Time and the Company accepts such Convertible Debentures for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Convertible Debentures on the Payment Date. Any Convertible Debentures tendered and validly withdrawn prior to the Expiration Time will be deemed not to have been validly tendered.

Tendering Convertible Debentures

The tender of Convertible Debentures pursuant to any of the procedures described in this Offer to Purchase will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions of the Offer. The valid tender of Convertible Debentures will constitute the agreement of the Holder to deliver good and marketable title to all tendered Convertible Debentures, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

UNLESS THE CONVERTIBLE DEBENTURES BEING TENDERED ARE DEPOSITED BY THE HOLDER INTO THE DEPOSITARY’S ACCOUNT AT DTC (ACCOMPANIED, TO THE EXTENT NECESSARY, BY A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL) OR, FOR CERTIFICATED CONVERTIBLE DEBENTURES, ARE DELIVERED BY THE HOLDER TO THE COMPANY AND ACCOMPANIED BY A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL PRIOR TO THE EXPIRATION TIME, THE COMPANY MAY, AT ITS OPTION, REJECT SUCH TENDER. PAYMENT FOR CONVERTIBLE DEBENTURES WILL BE MADE ONLY AGAINST DEPOSIT OF VALIDLY TENDERED CONVERTIBLE DEBENTURES AND DELIVERY OF ALL OTHER REQUIRED DOCUMENTS.

To properly tender Convertible Debentures or cause Convertible Debentures to be tendered, the following procedures must be followed:

For a Holder to validly tender Convertible Debentures pursuant to the Offer, the Holder must either:

•

send a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof), with any required signature guarantee, and any other required documents to the Depositary, in the case of book-entry Convertible Debentures, or to the Company, including the certificates for the tendered Convertible Debentures in the case of certificated Convertible Debentures, for acceptance before the Expiration Time, or

•

in the case of book-entry Convertible Debentures, transmit their acceptance through ATOP, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message (defined below) in lieu of the Letter of Transmittal, and any other required documents to the Depositary for its acceptance before the Expiration Time.

Only registered Holders of Convertible Debentures are authorized to tender their Convertible Debentures pursuant to the Offer. Beneficial owners of Convertible Debentures held through a participant of DTC (i.e., a custodian bank, depositary, broker, trust company or other nominee) (a “DTC Participant”) are not Holders of the Convertible Debentures, and any such beneficial owner that wishes its Convertible Debentures to be tendered in the Offer must instruct the DTC Participant through which its Convertible Debentures are held to cause its Convertible Debentures to be tendered and delivered to the Depositary in accordance with DTC’s ATOP procedures as described in this Offer to Purchase. Beneficial owners and DTC Participants desiring that Convertible Debentures be tendered on the day on which the Expiration Time is to occur should be aware that they must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such day. Such beneficial owners should be aware that such DTC Participant may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact such DTC Participant as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

The Depositary will (promptly after the date of this Offer to Purchase) establish accounts at DTC for purposes of the Offer with respect to the Convertible Debentures, and any financial institution that is a DTC Participant may make book-entry delivery of Convertible Debentures into the Depositary’s account through ATOP. However, although delivery of the Convertible Debentures may be effected through book-entry transfer into the Depositary’s account through ATOP, an Agent’s Message in connection with such book-entry transfer and any other required documents must be, in any case, transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

For certificated Convertible Debentures, the certificates for tendered Convertible Debentures must be received by the Company at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Delivery of documents to DTC does not constitute delivery to the Depositary for book-entry Convertible Debentures. Delivery of documents to DTC or the Depositary does not constitute delivery to the Company for certificated Convertible Debentures.

If the Convertible Debentures are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased certificated Convertible Debentures are to be issued to a person other than the registered Holder, the certificates or the Letter of Transmittal, as applicable, must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name of the registered Holder appears on the certificate or exactly as such DTC participant’s name appears on a security position listing as the owner of the Convertible Debentures, as applicable, with the signature on the certificates or bond powers guaranteed as described below.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating (1) the aggregate principal amount of Convertible Debentures to be tendered by such participant, (2) that such participant has received copies of the Offer to Purchase and the Letter of Transmittal and agrees to be bound by the terms and conditions of the Offer as described herein and in the Letter of Transmittal and (3) that the Company may enforce the terms and conditions of such agreement against such tendering participant.

Certain of the Convertible Debentures are currently held through DTC and have been issued in the form of global certificates (the “Global Convertible Debentures”) registered in the name of Cede & Co., DTC’s nominee. At or as of the close of business on the first business day after the Payment Date, the aggregate principal amount of the Global Convertible Debentures will be reduced to represent the aggregate principal amount of the Convertible Debentures, if any, held through DTC and not tendered pursuant to the Offer.

Guarantee of Signature

Signatures on any Letter of Transmittal submitted must be guaranteed by a recognized participant (a “Medallion Signature Guarantor”) in the Securities Transfer Agents’ Medallion Program, unless the Convertible Debentures tendered thereby are tendered (a) by the registered Holder of such Convertible Debentures and that Holder has not completed either of the boxes entitled “Special Payment Instructions” or “Special Delivery Instructions” on the Letter of Transmittal, or (b) for the account of a firm that is a member of a registered national securities exchange or the Financial Industry Regulatory Authority, Inc. or is a commercial bank or trust company having an office in the United States (each, an “Eligible Institution”).

In the event that a Holder tenders Convertible Debentures through ATOP, such Holder does not need to complete a Letter of Transmittal. Accordingly, no signature guarantees are required with respect to any such tenders.

Information Reporting and Backup Withholding of U.S. Federal Income Tax

Information reporting requirements will generally apply to payments of Consideration and Accrued Interest pursuant to the Offer. U.S. Holders whose Convertible Debentures are tendered and accepted for payment pursuant to the Offer may be subject to backup withholding with respect to the payments of Consideration and Accrued Interest if such Holder fails to provide the applicable withholding agent with its correct taxpayer identification number which, in the case of an individual, is its social security number or individual taxpayer identification number, and certain other information, or otherwise establish a basis for exemption from backup withholding. Certain U.S. Holders, including corporations, are exempt from these information reporting requirements.

Payments of Accrued Interest to a Non-U.S. Holder and the amount of any U.S. federal tax withheld from such payments (if any) generally will be reported to the IRS and to such Non-U.S. Holder. The information reporting and backup withholding rules that apply to payments to a U.S. Holder pursuant to the Offer generally will not apply to payments to a Non-U.S. Holder pursuant to the Offer if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption. See “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in this Offer to Purchase and the instructions in the Letter of Transmittal.

Lost or Missing Certificates

If a Holder wishes to tender certificated Convertible Debentures pursuant to the Offer, but the certificates evidencing these Convertible Debentures have been mutilated, lost, stolen or destroyed, the Holder should write to, or telephone, the trustee for the Convertible Debentures at its address or telephone number listed below about procedures for obtaining replacement certificates for the Convertible Debentures and arranging for indemnification or any other matter that requires the trustee to take action: Wells Fargo Bank, N.A., Attn: Corporate Trust Operations, 600 S. 4th Street, 7th Floor, MAC N9300-070, Minneapolis, MN 55415, telephone: (800) 344-5128, email: bondholdercommunications@wellsfargo.com

Transfer of Ownership of Tendered Convertible Debentures

Holders may not transfer record ownership of any Convertible Debentures validly tendered and not validly withdrawn. Beneficial ownership in tendered book-entry Convertible Debentures may be transferred by the Holder by delivering to the Depositary at its address set forth on the back cover of this Offer to Purchase an executed Letter of Transmittal identifying the name of the person who deposited the Convertible Debentures to be transferred and completing the “Special Delivery Instructions” box with the name of the transferee, the name of the DTC Participant on the security listing position listed as the transferee of such Convertible Debentures and the principal amount of the Convertible Debentures to be transferred. Beneficial ownership in tendered certificated Convertible Debentures may be transferred by the Holder by delivering to the Company at its address set forth on the back cover of this Offer to Purchase an executed Letter of Transmittal identifying the name of the person who deposited the Convertible Debentures to be transferred and completing the “Special Delivery Instructions” box with the name of the transferee and the principal amount of the Convertible Debentures to be transferred. If certificates have been delivered to the Company or otherwise identified (through a book-entry confirmation with respect to such Convertible Debentures) to the Company or the Depositary, respectively, the name of the Holder who deposited the Convertible Debentures, the name of the transferee and the certificate numbers relating to such Convertible Debentures should also be provided in the Letter of Transmittal. A person who succeeds to the beneficial ownership of tendered Convertible Debentures pursuant to these procedures will be entitled to receive the Consideration and Accrued Interest for the tendered Convertible Debentures if such Convertible Debentures are accepted for purchase, or to receipt of the tendered Convertible Debentures if the

Offer is terminated, provided, in each case, that the Company has been given proper and timely instructions as to the identity of such person and the address to which to deliver such Consideration and Accrued Interest, or Convertible Debentures, as applicable.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of Convertible Debentures pursuant to the procedures described in this Offer to Purchase and the Letter of Transmittal and the form and validity of all documents will be determined by the Company in its sole discretion, which determination will be final and binding on all parties, subject to each Holder’s right to challenge any determination by the Company in a court of competent jurisdiction. The Company reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of or payment for which may, upon the advice of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive or modify in whole or in part any or all of the conditions of the Offer and any defect or irregularity in the tender of any particular Convertible Debentures. The Company’s interpretation of the terms and conditions of the Offer will be final and binding, subject to each Holder’s right to challenge any determination by the Company in a court of competent jurisdiction. The Company is not obligated and does not intend to accept any alternative, conditional or contingent tenders. Unless waived, any irregularities in connection with tenders must be cured within such time as the Company shall determine. None of the Company or any of its affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in such tenders or will incur any liability to a Holder for failure to give such notification. Tenders of Convertible Debentures will not be deemed to have been made until such irregularities have been cured or waived.

THE METHOD OF DELIVERY OF CONVERTIBLE DEBENTURES AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE PERSONS TENDERING AND DELIVERING LETTERS OF TRANSMITTAL, AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY FOR CONVERTIBLE DEBENTURES HELD IN BOOK-ENTRY THROUGH DTC. EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE COMPANY FOR CERTIFICATED CONVERTIBLE DEBENTURES. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY OR THE COMPANY, AS APPLICABLE. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION TIME TO PERMIT DELIVERY TO THE DEPOSITARY OR COMPANY, AS APPLICABLE, PRIOR TO THE EXPIRATION TIME.

No Guaranteed Delivery

There are no guaranteed delivery provisions provided for by the Company in connection with the Offer under the terms of this Offer to Purchase any other related documents. Accordingly, Holders must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Time. Holders that hold Convertible Debentures through a broker, dealer, commercial bank, trust company or other nominee should be aware that such entity may establish its own earlier deadlines for participation in the Offer. Tenders not completed prior to the Expiration Time will be disregarded and of no effect (unless the Offer has been extended and such tenders are completed prior to the expiration of the extended Offer). Holders must tender their Convertible Debentures in accordance with the procedures set forth above.

Withdrawal of Tenders; Absence of Appraisal Rights

Withdrawal of Convertible Debentures by Holders may only be accomplished in accordance with the following procedures. Holders may withdraw Convertible Debentures tendered in the Offer at any time prior to the Expiration Time. Thereafter, such tenders are irrevocable except that they may be withdrawn after the fortieth (40th) business day following the commencement of the Offer, in accordance with Rule 13e-4(f)(2) of the Exchange Act, unless such Convertible Debentures have been accepted for payment as provided in this Offer to Purchase. If the Company extends the Offer, is delayed in its acceptance for payment of Convertible Debentures or is unable to purchase Convertible Debentures validly tendered under the Offer for any reason, then, without prejudice to the Company’s rights under such Offer, the Depositary may nevertheless, on the Company’s behalf, retain tendered book-entry Convertible Debentures or the Company may retain tendered certificated Convertible Debentures, and such Convertible Debentures may not be withdrawn except to the extent that the Holder is entitled to withdrawal rights described herein.

For a withdrawal of a tender of Convertible Debentures to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary (or the Company in the case of certificated Convertible Debentures) prior to the Expiration Time, by mail, or hand delivery or, with respect to the withdrawal of a tender of book-entry Convertible Debentures, by a properly transmitted “Request Message” through ATOP.

Any such notice of withdrawal must (i) specify the name of the person who tendered the Convertible Debentures to be withdrawn and the name in which those Convertible Debentures are registered (or, if tendered by a book-entry transfer, the name of the participant in DTC whose name appears on the security position listing as the owner of such Convertible Debentures), if different from that of the person who deposited the Convertible Debentures, (ii) contain the description of the Convertible Debentures to be withdrawn, the certificate number or numbers of such Convertible Debentures, unless such Convertible Debentures were tendered by book-entry delivery, and the aggregate principal amount represented by such Convertible Debentures, (iii) unless transmitted through ATOP, be signed by the Holder thereof in the same manner as the original signature on such Holder’s Letter of Transmittal, including any required signature guarantee(s), or be accompanied by documents of transfer sufficient to have the applicable Convertible Debenture trustee register the transfer of the Convertible Debentures into the name of the person withdrawing such Convertible Debentures and (iv) if a Letter of Transmittal in relation to the Convertible Debentures to be withdrawn was executed by a person other than the registered Holder, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such Holder. The signature on the notice of withdrawal must be guaranteed by a Medallion Signature Guarantor unless such Convertible Debentures have been tendered for the account of an Eligible Institution. If certificates of the Convertible Debentures to be withdrawn have been delivered or otherwise identified to the Company, a signed notice of withdrawal will be effective immediately upon receipt by the Company of written or facsimile transmission notice of withdrawal even if physical release is not yet effected.

The Company will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and its determination will be final and binding on all parties, subject to each Holder’s right to challenge any determination by the Company in a court of competent jurisdiction. No withdrawal of Convertible Debentures shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of the Company or any of its affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Convertible Debentures may not be rescinded, and any Convertible Debentures properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, Holders may retender withdrawn Convertible Debentures by following one of the procedures for tendering Convertible Debentures described herein at any time prior to the Expiration Time.

There are no appraisal or other similar statutory rights available to Holders in connection with the Offer.

ACCEPTANCE FOR PAYMENT AND PAYMENT

Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, the Company will, promptly after the Expiration Time, accept for payment any and all outstanding Convertible Debentures validly tendered (or defectively tendered, if such defect has been waived by the Company) and not validly withdrawn pursuant to the Offer on or prior to the Expiration Time. The Company expects payment to be made within three (3) business days of the Expiration Time. Any Convertible Debentures validly tendered and accepted for payment pursuant to the Offer will be cancelled.

The Company, at its option, may elect to extend the Expiration Time to a later date and time announced by the Company, provided that public announcement of that extension will be made not later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time.

The Company expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment any Convertible Debentures tendered in the Offer if any of the conditions set forth under “Conditions to the Offer” shall not have been satisfied or waived by the Company or in order to comply in whole or in part with any applicable law. In addition, the Company expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Convertible Debentures tendered in the Offer in order to permit any or all of those conditions to be satisfied or waived or to comply in whole or in part with any applicable law, subject in each case, however, to Rules 13e-4 and 14e-1(c) under the Exchange Act (which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer). In all cases, payment for Convertible Debentures accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of confirmation of book-entry transfer of such Convertible Debentures or satisfaction of DTC’s ATOP procedures or, in the case of certificated Convertible Debentures, after timely receipt by the Company of certificates representing such Convertible Debentures and a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) on or before the Expiration Time, and any other documents required thereby.

Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, after the Expiration Time, the Company will be deemed to have accepted for payment, and thereby purchased, all Convertible Debentures validly tendered and not validly withdrawn prior to such Expiration Time, if and when the Company gives written notice to the Depositary of its acceptance for payment of such Convertible Debentures. On the Payment Date, the Company will deposit the Consideration for all book-entry Convertible Debentures validly tendered and not validly withdrawn in the Offer and accepted for purchase by the Company, plus Accrued Interest, with the Depositary, or upon the Depositary’s instructions, DTC. The Depositary, or DTC, as the case may be, will act as agent for tendering Holders of book-entry Convertible Debentures for the purpose of receiving payments from the Company and transmitting such payments to such Holders. Payment for any validly tendered and not validly withdrawn certificated Convertible Debentures will be made directly by the Company to the relevant Holder on the Payment Date.

If the Company extends the Offer or delays its acceptance for payment of, or payment for, Convertible Debentures tendered in the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may retain tendered book-entry Convertible Debentures on behalf of the Company or the Company may retain tendered certificated Convertible Debentures. However, the ability of the Company to delay such acceptance or payment is limited by Rules 13e-4 and 14e-1(c) under the Exchange Act as described above.

The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Convertible Debentures tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Offer and will in no way prejudice the rights of a tendering Holder to receive payment for its Convertible Debentures validly tendered and accepted for payment pursuant to such Offer.

Holders whose Convertible Debentures are accepted for payment pursuant to the Offer will be entitled to Accrued Interest on those Convertible Debentures. UNDER NO CIRCUMSTANCES WILL ANY ADDITIONAL INTEREST BE PAYABLE BECAUSE OF ANY DELAY IN THE TRANSMISSION OF FUNDS TO THE HOLDERS OF CONVERTIBLE DEBENTURES PURCHASED PURSUANT TO THE OFFER.

Tendering Holders of Convertible Debentures will not be required to pay brokerage commissions or fees with respect to the tendering of Convertible Debentures pursuant to the Offer.

Notwithstanding any other provision of the Offer, the Company’s obligation to accept for payment and to pay for any Convertible Debentures validity tendered pursuant to the Offer is conditioned on satisfaction or waiver of all the conditions described herein. See “Conditions to the Offer.”

If the Offer is terminated or the Convertible Debentures are validly withdrawn prior to the Expiration Time, or the Convertible Debentures are not accepted for payment, the Consideration and Accrued Interest will not be paid or become payable. If any tendered Convertible Debentures are not purchased pursuant to the Offer for any reason, such Convertible Debentures will be returned, without expense, to the tendering Holder (or, in the case of the Convertible Debentures tendered by book-entry transfer, such Convertible Debentures will be credited to the account maintained at DTC from which those Convertible Debentures were delivered), unless otherwise requested by such Holder as provided under “Special Delivery Instructions” in the Letter of Transmittal, promptly following the Expiration Time or termination of the Offer.

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, the Company’s obligation to accept for payment, and pay for, any Convertible Debentures validly tendered and not validly withdrawn pursuant to the Offer is conditioned on satisfaction of all the conditions to the Offer. The Offer does not have as a condition that a minimum principal amount of Convertible Debentures be tendered.

General Conditions. Notwithstanding any other provision of the Offer and subject to applicable law, the Company shall not be required to accept for payment any Convertible Debentures validly tendered in the Offer and may, in its sole discretion, terminate or amend the Offer if, on or after the date of this Offer to Purchase, and at or prior to the Expiration Time, any of the following events shall occur:

•

in our reasonable judgment, there has been threatened or instituted or is pending any action, suit or proceeding by any government or any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or by any other person, domestic, foreign or supranational, before any court, authority, tribunal or other body that directly or indirectly:

•

challenges or seeks to make illegal, or seeks to delay, restrict, prohibit or otherwise affect the consummation of the Offer or the acquisition of some or all of the Convertible Debentures pursuant to the Offer; or

•

could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Convertible Debentures pursuant to the Offer;

•

in our reasonable judgment, any statute, rule, regulation, judgment, order or injunction, including any settlement or the withholding of any approval, has been threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced, interpreted or otherwise deemed to apply by any court, government or governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, domestic, foreign or supranational, in any manner that directly or indirectly:

•

could make the acceptance for payment of, or payment for, some or all of the Convertible Debentures illegal or could otherwise delay, restrict, prohibit or otherwise affect the consummation of the Offer;

•	could delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Convertible Debentures to be purchased pursuant to the Offer; or

•	could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company or its subsidiaries, taken as a whole;

•	in our reasonable judgment, there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

•

the commencement or escalation of any war, armed hostilities or other national or international calamity, including, but not limited to, an act of terrorism or an escalation of the impacts of the recent COVID-19 viral outbreak, directly or indirectly involving the United States, on or after the date of this Offer to Purchase;

•

any limitation, whether or not mandatory, imposed by any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or any other event, that could materially affect the extension of credit by banks or other lending institutions in the United States;

•

any change in the general political, market, economic or financial conditions, domestically or internationally, that could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company and its subsidiaries, taken as a whole, or trading in the Convertible Debentures or in the Company’s common stock;

•

any change or changes have occurred or are threatened in the business, condition (financial or otherwise), income, operations, property or prospects of the Company or any of its subsidiaries that could have a material adverse effect on the Company and its subsidiaries, taken as a whole, or on the benefits of the Offer to us;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

•

a tender or exchange offer for any or all of our common stock, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries has been made, proposed or announced by any person or has been publicly disclosed.

All of the General Conditions will be deemed to be satisfied unless we determine, in our reasonable judgment, that any of the events listed above has occurred and that, regardless of the circumstances giving rise to the event, such event makes it inadvisable to proceed with the Offer or with acceptance for payment of any Convertible Debentures tendered in the Offer.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion, regardless of the circumstances giving rise to any such condition and may be waived by the Company in whole or in part, at any time and from time to time, in the sole discretion of the Company, whether or not any other condition of the Offer is also waived. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such or other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time unless waived, subject to the potential requirement to disseminate additional offering materials and to extend the Offer, to the extent required by applicable law.

The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Convertible Debentures tendered in the Offer if certain events described under “Conditions to the Offer” occur, (ii) waive or modify in whole or in part any or all of the conditions of the Offer prior to any acceptance for payment for Convertible Debentures, (iii) extend the Expiration Time to a later date and time as announced by the Company or (iv) otherwise amend the terms of the Offer in any respect (subject to requirements under Rule 13e-4 and 14e-1 under the Exchange Act). Any extension, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. In the event that the Company extends the Offer, the term “Expiration Time” with respect to such extended Offer shall mean the time and date on which the Offer, as so extended, shall expire. Without limiting the manner in which the Company may choose to make such announcement, the Company shall not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

IMPACT OF THE OFFER ON RIGHTS OF THE HOLDERS OF THE CONVERTIBLE DEBENTURES

As of November 24, 2020, the Company had outstanding $301,583,000 aggregate principal amount of its 0.875% Senior Convertible Debentures due 2021. If the Company accepts Convertible Debentures for payment, upon the terms and subject to the conditions of the Offer, the Company will pay the Holders the Consideration and Accrued Interest for all Convertible Debentures purchased from them in the Offer, and thereby such Holders will give up certain rights associated with their ownership of such Convertible Debentures. Below is a summary of certain rights that such Holders will forgo if such Convertible Debentures are purchased in the Offer.

The summary below does not purport to describe all of the terms of the Convertible Debentures. Please refer to the Indenture by and between the Company, and Wells Fargo Bank, National Association, as trustee, dated as of June 11, 2014 filed on June 11, 2014 as Exhibit 4.1 to the Company’s Current Report on Form 8-K (the “Indenture”), for the terms of the Convertible Debentures. See “Where You Can Find Additional Information.”

Interest

Holders of Convertible Debentures purchased in the Offer will forgo regular semi-annual payments of interest accruing on the principal of the Convertible Debentures at the rate of 0.875% per annum from and after the Payment Date.

Conversion Rights of Holders

Holders of Convertible Debentures purchased in the Offer will forgo their right to elect to convert those Convertible Debentures into shares of our common stock (at the current rate of 25.1388 shares per $1,000 principal amount of Convertible Debentures, which equates to a conversion price of approximately $39.78 per share of common stock, subject to adjustment as provided in the Indenture) at any time prior to the close of business on the business day immediately preceding the maturity date.

Right of Holders to Receive Principal at Maturity

Holders of Convertible Debentures purchased in the Offer will forgo the right to receive payment of the full principal amount of those Convertible Debentures on the maturity date for the Convertible Debentures. The Convertible Debentures are scheduled to mature on June 1, 2021, but the maturity is subject to acceleration upon certain events of default.

Right of Holders to Require Purchase by the Company

Holders of Convertible Debentures purchased in the Offer will forgo the right to require the Company to purchase for cash all or a portion of such Holders’ Convertible Debentures upon the occurrence of a Fundamental Change (as defined in the Indenture), at a price equal to 100% of the principal amount of the Convertible Debentures to be purchased plus any accrued and unpaid interest, if any, to the purchase date.

This description of the terms of the Convertible Debentures and the Indenture is qualified in its entirety by the terms of the Indenture, which is filed as an exhibit to the Schedule TO and incorporated by reference herein.

ADDITIONAL CONSIDERATIONS CONCERNING THE OFFER

The following considerations, in addition to the other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each holder and owner of Convertible Debentures before deciding whether the Convertible Debentures should be tendered in the Offer. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”

Position of the Company Concerning the Offer

Holders of Convertible Debentures purchased in the Offer, following the Payment Date, will forgo interest, conversion and other rights associated with these Convertible Debentures. Neither the Company nor its management or board of directors (or committee thereof) nor the Dealer Manager, Depositary or the Information Agent makes any recommendation to any Holder or owner of Convertible Debentures as to whether the Holder should tender or refrain from tendering any or all of such Holder’s Convertible Debentures, and none of them has authorized any person to make any such recommendation. Holders and owners are urged to evaluate carefully all information included or incorporated by reference in this Offer to Purchase, consult their investment and tax advisors and make their own decisions whether to tender Convertible Debentures, and, if so, the principal amount of Convertible Debentures to tender.

Tax Treatment of Purchase of Convertible Debentures in the Offer

The sale of a Convertible Debentures pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Please see “Certain U.S. Federal Income Tax Considerations” for a more detailed discussion.

Limited Trading Market for Convertible Debentures Not Purchased in the Offer

The Convertible Debentures are not listed on any national or regional securities exchange. To the extent that Convertible Debentures are tendered and accepted for payment pursuant to the Offer, the trading market for Convertible Debentures that remain outstanding is likely to be more limited. In addition, a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a larger float. Thus, the market price for Convertible Debentures that are not tendered and accepted for payment pursuant to the Offer may be adversely affected to the extent that the Offer reduces the float for such Convertible Debentures. There is no assurance that an active market in the Convertible Debentures will exist or as to the prices at which the Convertible Debentures may trade after consummation of the Offer.

Trading Price of Convertible Debentures

Because the Convertible Debentures are convertible into shares of the Company’s common stock, the trading price of the Convertible Debentures is directly affected by factors affecting the trading price of the Company’s common stock, the general level of interest rates and the Company’s credit quality. It is impossible to predict whether the price of the Company’s common stock or interest rates will rise or fall or whether the Company’s credit ratings will improve or decline in the future. The trading prices of the Company’s common stock and the Convertible Debentures are influenced by several factors, many of which are out of the Company’s control.

Treatment of Convertible Debentures Not Purchased in the Offer

Convertible Debentures not tendered and/or accepted for payment in the Offer will remain outstanding. The terms and conditions governing the Convertible Debentures, including the covenants and other protective provisions contained in the Indenture governing the Convertible Debentures, will remain unchanged. No amendment to the Indenture is being sought. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase any Convertible Debentures, other than the Company’s purchases of Convertible Debentures in connection with the Offer, until ten (10) business days after the expiration or termination of the Offer. From time to time after the tenth (10th) business day following the Expiration Time or other date of termination of the Offer, we or our affiliates may acquire Convertible Debentures that remain outstanding through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we or they may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration.

There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we or our affiliates will choose to pursue in the future.

MARKET INFORMATION ABOUT THE CONVERTIBLE DEBENTURES

There is no established reporting system or trading market for trading in the Convertible Debentures. To the extent that the Convertible Debentures are traded, prices of the Convertible Debentures may fluctuate greatly depending on the trading volume and the balance between buy and sell orders.

Our common stock, which may be issued upon conversion of the Convertible Debentures, is listed on The NASDAQ Global Select Market under the symbol “SPWR.” The following table sets forth, for the periods indicated, the high and low sale prices for our common stock for the periods indicated.

	High	Low
Fiscal year ending December 27, 2020
Fourth Quarter (through November 23, 2020)	$22.56	$10.91
Third Quarter	12.46	4.75
Second Quarter	5.85	2.95
First Quarter	7.32	2.64
Fiscal year ending December 29, 2019
Fourth Quarter	$7.63	$4.51
Third Quarter	10.50	6.62
Second Quarter	7.21	4.27
First Quarter	4.44	3.14
Fiscal year ended December 30, 2018
Fourth Quarter	$4.98	$2.98

On November 23, 2020, the last reported sale price of our common stock on The NASDAQ Global Select Market was $21.93 per share.

There were 170,159,499 shares of our common stock, par value $0.001 per share, outstanding as of October 23, 2020.

HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK AND THE CONVERTIBLE DEBENTURES PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences resulting from the tender of Convertible Debentures pursuant to the Offer and the receipt of the Consideration and Accrued Interest. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing, temporary and proposed Treasury regulations promulgated thereunder, and rulings and administrative and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). This summary assumes that the Holders of the Convertible Debentures have held their Convertible Debentures as “capital assets” within the meaning of Section 1221 of the Code.

This summary does not discuss all aspects of U.S. federal income taxation which may be relevant to Holders in light of their particular circumstances or to certain types of Holders subject to special U.S. federal income tax rules (e.g., financial institutions, broker-dealers, insurance companies, expatriates, tax-exempt organizations, real estate investment trusts, regulated investment companies, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, Holders who hold their Convertible Debentures as part of a hedge, straddle or conversion or other integrated transaction, U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, Holders that elect to mark-to-market their securities and Holders subject to the alternative minimum tax), nor does it address state, local or foreign tax consequences or any U.S. federal tax consequences (e.g., estate or gift tax or the Medicare tax on certain investment income) other than U.S. federal income tax consequences. In addition, this summary does not address the U.S. federal income tax consequences of the tender of Convertible Debentures pursuant to the Offer and the receipt of the Consideration and Accrued Interest to Total. Furthermore, the Company has not sought a private letter ruling from the Internal Revenue Service (the “IRS”) or a formal legal opinion from its tax counsel regarding any U.S. federal income tax consequences of tendering Convertible Debentures pursuant to the Offer and there is no assurance that the IRS would not challenge any of the conclusions set forth herein.

EACH HOLDER IS URGED TO CONSULT SUCH HOLDER’S TAX ADVISOR REGARDING THE SPECIFIC U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE OFFER.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Convertible Debentures that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•	a corporation that is created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia,

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect to be treated as a U.S. person.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds Convertible Debentures, the U.S. federal income tax treatment of the partnership and each partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that are Holders of Convertible Debentures, and partners in such partnerships, should consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences to them of tendering Convertible Debentures.

Sale of Convertible Debentures Pursuant to the Offer. The receipt of the Consideration by a U.S. Holder in exchange for the Convertible Debentures pursuant to the Offer will be taxable for U.S. federal income tax purposes. A U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the gross amount of the Consideration paid to such U.S. Holder in respect of its tendered Convertible Debentures (which does not include payments of Accrued Interest) and (ii) such U.S. Holder’s adjusted tax basis in its tendered Convertible Debentures. A U.S. Holder’s adjusted tax basis in a Convertible Debenture generally will equal the U.S. Holder’s initial cost of such Convertible Debenture, increased by any market discount previously included in income by such U.S. Holder (assuming such U.S. Holder has elected to include market discount in gross income currently as it accrues) and decreased by the amount of any bond premium previously amortized by such U.S. Holder. Amortizable bond premium is generally defined as the excess, if any, of a U.S. Holder’s tax basis in a Convertible Debenture immediately after its acquisition (reduced by an amount equal to the value of the conversion option) over the sum of all amounts payable on the Convertible Debenture after the purchase date, other than payments of stated interest. Except to the extent a U.S. Holder is subject to the market discount rules discussed below, any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such Holder has held such Convertible Debentures for more than one year at the time of disposition. For non-corporate U.S. Holders, certain preferential tax rates may apply to any long-term capital gain that is recognized. The deductibility of capital losses is subject to limitations.

An exception to the capital gain treatment described in the preceding paragraph applies to a U.S. Holder who holds a Convertible Debenture with “market discount.” Market discount generally is the amount by which the principal amount of the Convertible Debenture exceeded the U.S. Holder’s tax basis in the Convertible Debenture immediately after its acquisition. A Convertible Debenture will not be considered to have market discount if such excess is de minimis (i.e., less than 1/4 of 1% of the principal amount of the Convertible Debenture multiplied by the number of complete years from the U.S. Holder’s acquisition date of the Convertible Debenture to its maturity date). Any gain realized by the U.S. Holder of a Convertible Debenture that is considered to have market discount will be treated as ordinary income to the extent that market discount has accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant yield basis) from the U.S. Holder’s acquisition date to the date of sale, unless the U.S. Holder has previously elected to include market discount in income currently as it accrues. Gain in excess of such accrued market discount will be subject to the capital gains rules described above. U.S. Holders should consult their tax advisors regarding the proper method for calculating market discount.

The gross amount of the payments of Accrued Interest generally will be treated as ordinary interest income to the extent not previously included in income.

U.S. Holders That Do Not Tender Their Convertible Debentures Pursuant to the Offer or Whose Convertible Debentures Are Not Accepted for Purchase. A U.S. Holder that does not tender its Convertible Debentures pursuant to the Offer or does not have its tender of Convertible Debentures accepted for purchase pursuant to the Offer will not recognize any gain or loss as a result of the Offer and such U.S. Holder will continue to have the same tax basis, adjusted issue price, holding period, market discount (if any) and amortizable bond premium (if any) with respect to the retained Convertible Debentures.

Non-U.S. Holders

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a Convertible Debenture that is neither a U.S. Holder nor a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes). The U.S. federal income tax rules governing Non-U.S. Holders are complex and special rules may apply to certain Non-U.S. Holders. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences to them of tendering Convertible Debentures, including the application of any applicable income tax treaties.

Sale of Convertible Debentures Pursuant to the Offer. The receipt of the Consideration by a Non-U.S. Holder in exchange for a Convertible Debenture will be taxable for U.S. federal income tax purposes. Subject to the discussions of Accrued Interest and backup withholding below, any gain recognized by a Non-U.S. Holder from the sale of the Convertible Debentures generally will not be subject to U.S. federal income tax unless:

•

such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if required under an applicable income tax treaty, such gain is attributable to a permanent establishment or fixed base maintained in the United States by the Non-U.S. Holder (in either case such gain would be taxable as discussed below);

•

the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied (in which case the Non-U.S. Holder will generally be subject to U.S. federal income tax at a 30% rate (or at a reduced rate under an applicable income tax treaty) on such gain (net of certain U.S. source capital losses); or

•

the Company is or has been a U.S. real property holding corporation, as defined in Section 897 of the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter and certain other requirements are met. The Company does not believe that it has been, currently is, or will become a U.S. real property holding corporation.

Subject to the discussion of backup withholding and FATCA below, the gross amount of the payments of Accrued Interest to a Non-U.S. Holder generally will be subject to the “portfolio interest exception” and thus not be subject to U.S. federal income tax or withholding tax, provided that:

•	the Non-U.S. Holder does not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote;

•	the Non-U.S. Holder is not a “controlled foreign corporation” that is considered related to the Company through stock ownership;

•

such Non-U.S. Holder is not a bank that acquired its Convertible Debentures in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the Accrued Interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and

•

either (A) the Non-U.S. Holder certifies to the Company or the paying agent on IRS Form W-8BEN or IRS Form W-8BEN-E, under penalties of perjury, that it is not a U.S. person and provides its name and address and certain other information, or (B) the Convertible Debentures are held through certain foreign intermediaries and the beneficial owner of the Convertible Debentures satisfies certain certification requirements of the applicable Treasury regulations and, in either case, neither the Company nor the paying agent has actual knowledge or reason to know that such beneficial owner is a U.S. person. Special certification rules apply to certain Non-U.S. Holders that are entities rather than individuals.

A Non-U.S. Holder that does not qualify for exemption from U.S. federal income tax under the portfolio interest exception, or a different exemption described below, generally will be subject to withholding of U.S. federal income tax at a 30% rate (unless an applicable income tax treaty provides for a lower rate) on payments of Accrued Interest that are not effectively connected with the conduct of a U.S. trade or business. In order to claim an exemption from U.S. federal withholding tax or a reduced withholding rate provided by an applicable income tax treaty or to claim exemption from U.S. federal withholding tax because the Accrued Interest is effectively connected with the conduct of a U.S. trade or business, the Non-U.S. Holder must provide either: (i) a properly executed IRS Form W-8BEN or IRS Form W-8-BEN-E claiming an exemption from U.S. federal withholding tax or reduced rate of tax under an applicable tax treaty, or (ii) a properly executed IRS Form W-8ECI stating that the Accrued Interest is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business.

If the gain recognized from the sale of the Convertible Debentures or the Accrued Interest is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), such gain or Accrued Interest will be subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates generally in the same manner as a U.S. Holder (and, in the case of corporate Non-U.S. Holders, a 30% (or a lower applicable income tax treaty rate) branch profits tax may also apply on such corporate Non-U.S. Holder’s effectively connected earnings and profits (as determined for U.S. federal income tax purposes)).

Non-U.S. Holders should consult their tax advisors regarding the availability of a refund of any U.S. federal withholding tax that is applied to payments made to such Non-U.S. Holder with respect to the sale of a Convertible Debenture pursuant to the Offer.

Non-U.S. Holders That Do Not Tender Their Convertible Debentures Pursuant to the Offer or Whose Convertible Debentures Are Not Accepted for Purchase. A Non-U.S. Holder that does not tender its Convertible Debentures pursuant to the Offer or does not have its tender of Convertible Debentures accepted for purchase pursuant to the Offer will not recognize any gain or loss as a result of the Offer.

Information Reporting and Backup Withholding

Information reporting requirements will generally apply to Consideration on the sale of Convertible Debentures and to Accrued Interest paid to a U.S. Holder pursuant to the Offer. U.S. Holders whose Convertible Debentures are tendered and accepted for payment pursuant to the Offer may be subject to backup withholding with respect to the Consideration and Accrued Interest on the sale of such Convertible Debentures if such Holder fails to provide the applicable withholding agent with its correct taxpayer identification number (“TIN”) which, in the case of an individual, is its social security number or individual taxpayer identification number, and certain other information, or otherwise establish a basis for exemption from backup withholding. Certain U.S. Holders, including corporations, are exempt from these information reporting requirements.

Any cash payments attributable to Accrued Interest that are paid to a Non-U.S. Holder, and amounts withheld from such payments, if any, generally will be reported to the IRS and to such Non-U.S. Holder. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established. A Non-U.S. Holder’s receipt of Consideration pursuant to the Offer and Accrued Interest may be subject to additional information reporting and backup withholding unless the Non-U.S. Holder provides a certification of such Holder’s non-U.S. status under penalties of perjury or otherwise establishes that the Holder qualifies for an exemption, provided that the payor does not have actual knowledge or reason to know that such Holder is a United States person or that the conditions of any other exemption are in fact not satisfied. Each Non-U.S. Holder can establish an exemption from backup withholding by providing a properly completed IRS Form W-8BEN, W-8BEN-E or other Form W-8 appropriate to the Non-U.S. Holder’s circumstances.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a tendering Holder will be allowed as a credit against such Holder’s U.S. federal income tax liability. If backup withholding results in an overpayment of U.S. federal income taxes, a refund or credit may be obtained from the IRS, provided the required information is furnished to the IRS on a timely basis. Holders should consult their tax advisors about the filing of a U.S. federal income tax return in order to obtain a refund.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury regulations thereunder, commonly referred to as the Foreign Account Tax Compliance Act (FATCA), generally impose a 30% withholding tax on payments of Accrued Interest with respect to the Convertible Debentures if paid to a foreign entity unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) in the case of a non-financial foreign entity, the entity either certifies it does not have any “substantial U.S. owners” (as defined in the Code) or furnishes identifying information regarding each substantial U.S. owner (generally by providing the applicable IRS Form W-8BEN or IRS Form W-8BEN-E or any successor form) or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as the applicable IRS Form W-8BEN or IRS Form W-8BEN-E or any successor form). The United States has entered into intergovernmental agreements with certain non-U.S. jurisdictions, and may enter into additional intergovernmental agreements that modify the FATCA withholding regime described above.

Non-U.S. Holders are urged to consult their tax advisors regarding FATCA and the application of these requirements to their tender of the Convertible Debentures pursuant to the Offer.

DEALER MANAGER, INFORMATION AGENT AND DEPOSITARY

We have retained BofA Securities, Inc. to act as the Dealer Manager in connection with the Offer. In its role as Dealer Manager, the Dealer Manager may contact Holders, brokers, dealers and similar entities and may provide information regarding the Offer to those that they contact or persons that contact the Dealer Manager. The Dealer Manager will receive reasonable and customary compensation for its services and will be reimbursed for certain of its out-of-pocket expenses in connection therewith. We also have agreed to indemnify the Dealer Manager against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

The Dealer Manager and its affiliates engage in various investment banking, commercial banking and financial advisory transactions with us and our affiliates. In addition, from time to time, the Dealer Manager and its affiliates may effect transactions for their respective accounts or the accounts of customers, and hold on behalf of themselves or their customers, long or short positions in the Company’s debt or equity securities or loans, and may do so in the future.

D. F. King & Co., Inc. has been appointed the Information Agent for the Offer and will be paid customary fees for its services and will be reimbursed for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Information Agent for certain liabilities under U.S. federal or state law or otherwise caused by, relating to or arising out of the Offer. Requests for additional copies of documentation may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

D. F. King & Co., Inc. has also been appointed the Depositary with respect to the book-entry Convertible Debentures for the Offer and will be paid customary fees for its services and will be reimbursed for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Depositary for certain liabilities under U.S. federal or state law or otherwise caused by, relating to or arising out of the Offer. All deliveries and correspondence sent to the Depositary should be directed to the address set forth on the back cover of this Offer to Purchase.

SOLICITATION AND EXPENSES

In connection with the Offer, the Company’s directors and officers and its respective affiliates may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. The Company may, if requested, pay brokerage houses and other custodians, nominees and fiduciaries the customary handling and mailing expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Convertible Debentures and in handling or forwarding tenders of Convertible Debentures by their customers.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent and Depositary as described above) for soliciting tenders of Convertible Debentures pursuant to the Offer. Holders and owners holding Convertible Debentures through banks, brokers, dealers, trust companies or other nominees are urged to consult them to determine whether transaction costs may apply if they tender the Convertible Debentures through banks, brokers, dealers, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse banks, brokers, dealers, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase and related materials to the beneficial owners of the Convertible Debentures held by them as a nominee or in a fiduciary capacity. No bank, broker, dealer, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. None of the Dealer Manager, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Company or incorporated by reference in this Offer to Purchase or for any failure by the Company to disclose events that may have occurred which may affect the significance or accuracy of such information.

Tendering Holders will not be obligated to pay brokerage fees or commissions to, or the fees and expenses of, the Dealer Manager, the Information Agent or the Depositary.

INTERESTS OF DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE CONVERTIBLE DEBENTURES

Securities Ownership

Currently neither the Company nor any of its majority-owned subsidiaries beneficially owns any Convertible Debentures. In addition, based on the Company’s records and on information provided to the Company by its directors and executive officers, to the Company’s knowledge after making reasonable inquiry, except as set forth below, none of its directors, executive officers or controlling persons beneficially own any Convertible Debentures.

An aggregate principal amount of $193,561,000 of the Convertible Debentures was held by Total as of November 23, 2020, which amount represents approximately 64.2% of the aggregate principal amount of the outstanding Convertible Debentures.

Total is entitled to participate in the Offer upon the same terms, and subject to the same conditions, as all other Holders of Convertible Debentures. Total has advised the Company that, although no final decision has been made, it does intend to participate in the Offer, though the Company does not know the extent of Total’s intended participation. There can be no assurance that Total will in fact tender or sell its Convertible Debentures.

Recent Securities Transactions

Other than as set forth below, based on the Company’s records and on information provided to the Company by its directors, executive officers, affiliates and subsidiaries, neither the Company nor, to the Company’s knowledge after making reasonable inquiry, any of its affiliates or subsidiaries or persons controlling the Company, and, to the Company’s knowledge after making reasonable inquiry, none of the directors or executive officers of the Company or any of its subsidiaries, have effected any transactions involving the Convertible Debentures during the sixty (60) days prior to the date of this Offer to Purchase.

On September 11, 2020, we repurchased an aggregate of $8.1 million principal amount of the Convertible Debentures in privately negotiated transactions at a purchase price of $985 per $1,000 principal amount. These repurchased Convertible Debentures were purchased in the open market.

Other Arrangements Concerning the Convertible Debentures and Underlying Common Stock

In connection with his or her services to the Company and its affiliates, certain of the Company’s directors and executive officers are party to ordinary course restricted stock plans or other arrangements involving shares of our common stock pursuant to our 2015 Omnibus Incentive Plan. Except as described in this Offer to Purchase or in a document incorporated by reference herein, none of the Company or, to Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer or with respect to any of the Company’s securities, including any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Affiliation Agreement with Total

The Company and Total have entered into an Affiliation Agreement that governs the relationship between Total and the Company (the “Affiliation Agreement”). Until the expiration of a standstill period specified in the Affiliation Agreement (the “Standstill Period”), and subject to certain exceptions, Total, Total SE, and any of their respective affiliates and certain other related parties (collectively, the “Total Group”) may not effect, seek, or enter into discussions with any third party regarding any transaction that would result in the Total Group beneficially owning the Company’s shares in excess of certain thresholds, or request the Company or its independent directors, officers or employees, to amend or waive any of the standstill restrictions applicable to the Total Group. The Standstill Period ends when Total holds less than 15% ownership of the Company.

The Affiliation Agreement imposes certain limitations on the Total Group’s ability to seek to effect a tender offer or merger to acquire 100% of the Company’s outstanding voting power and imposes certain limitations on the Total Group’s ability to transfer 40% or more of the Company’s outstanding shares or voting power to a single person or group that is not a direct or indirect subsidiary of Total SE. During the Standstill Period, no member of the Total Group may, among other things, solicit proxies or become a participant in an election contest relating to the election of directors to the Company’s Board of Directors.

The Affiliation Agreement provides Total with the right to maintain its percentage ownership in connection with any new securities issued by the Company, and Total may also purchase shares on the open market or in private transactions with disinterested stockholders, subject in each case to certain restrictions.

The Affiliation Agreement also imposes certain restrictions with respect to the ability of the Company and the Company’s Board of Directors to take certain actions, including specifying certain actions that require approval by the directors other than the directors appointed by Total and other actions that require stockholder approval by Total.

Debenture Repurchase Agreement

During the three months ended March 29, 2020, we purchased $90.3 million of aggregated principal amount of the Convertible Debentures in privately negotiated transactions for approximately $87.1 million, net. Total held a principal amount of $56.4 million of the total Convertible Debentures repurchased and the remaining Convertible Debentures were purchased in the open market. Total’s purchase of the Convertible Debentures was governed by the Debenture Repurchase Agreement, dated February 14, 2020.

MISCELLANEOUS

Other Material Information

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Convertible Debentures pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders of Convertible Debentures in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of us by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

With respect to the book-entry Convertible Debentures, the Depositary for the Offer is:

D. F. King & Co., Inc.

By Mail, By Hand and Overnight Delivery:

48 Wall Street - 22nd Floor

New York, New York 10005

By Facsimile (for Eligible Institutions only): (212) 709-3328 Attn: Andrew Beck	Confirmation call: (212) 269-5552

Any questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at the addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase or the Incorporated Documents may be directed to the Information Agent. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D. F. King & Co., Inc.

48 Wall Street - 22nd Floor

New York, New York 10005

Banks and broker call: (212) 269-5550

All others call toll free: (866) 856-3065

Email: sunpower@dfking.com

With respect to the certificated Convertible Debentures, questions or requests for assistance related to the Offer may also be directed to SunPower Corporation at the address and telephone number set forth below:

SunPower Corporation

Attn: Treasury Department

51 Rio Robles

San Jose, California 95134

(408) 240-5500

The Dealer Manager for the Offer is:

BofA Securities, Inc.

Attention: Liability Management Group

620 S. Tryon Street, 20th Floor

Charlotte, North Carolina 28255

Collect: (980) 387-9534

debt_advisory@bofa.com